Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Greenwood Street Trust	Fidelity Dynamic Buffered Equity ETF	02/14/2024	20
Fidelity Greenwood Street Trust	Fidelity Hedged Equity ETF	02/14/2024	20
Fidelity Greenwood Street Trust	Fidelity Hedged Equity Fund	05/04/2022	20
Fidelity Greenwood Street Trust	Fidelity Macro Opportunities Fund	02/09/2022	25
Fidelity Greenwood Street Trust	Fidelity Risk Parity Fund	02/09/2022	20
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Commodity Strategy Fund	11/08/2023	22.5
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Strategy Fund	11/08/2023	22.5
Fidelity Greenwood Street Trust	Fidelity SAI Convertible Arbitrage Fund	08/09/2023	70
Fidelity Greenwood Street Trust	Fidelity Yield Enhanced Equity ETF	02/14/2024	10

Fidelity Diversifying Solutions LLC	Fidelity Management & Research (Hong Kong) Limited

By: /s/ Christopher J. Rimmer Name: Christopher J. Rimmer Title: Treasurer	By: /s/ Sharon LeCornu Name: Sharon LeCornu Title: Director